First M&F Corporation

March 31, 2011

Dear Stakeholder:

As we come to the close of the first quarter of 2011, the narrative of the aftermath and deliberate recovery from the Great Recession of 2007-2009 continues.  While the overall patterns are similar to past cycles, no two are the same, and in many respects this recovery is unique.  The depth of the recession exceeds all since the 1930’s.  The recovery lags recent recoveries.  The real estate sector of the economy, which fell most, has recovered least to date.  Having stated the apparent, M&F is progressing in its return to a new normal.  The detailed first quarter financials, to follow in April, will by no means look like those of 2006 or 2007; yet progress is being made.

Loan demand remains suppressed.  The mainstreet market, including households, established businesses, and new ventures, continues to be cautious and risk averse.  There remains an excess of supply of residential and, to some extent, commercial properties.  The struggle of individuals and businesses to adjust to less continues.

There are encouraging trends at M&F.  The company will be profitable for the fifth quarter in a row.  The net interest margin has improved, overhead is contained and funding through deposits is more than adequate.  The Company continues to contribute to capital through the retention of earnings.  The earnings of the company are sufficient to provide capital, reserves, and resources to meet obligations and to pay dividends at the $.01 per share paid in recent quarters.

Asset quality continues to be the principal challenge and focus.  During the first quarter the gratifying reduction of non-performing assets realized in the prior period has not been replicated.  However, there appears to be no material departure from the path toward normal.   The stresses upon borrowers and the bank continue even though the patterns of progress remain evident.  When the numbers of the first quarter are tabulated and published these word pictures will become clearer.

On the whole the map to recovery appears to be reliable.  The progress is evident, the pace deliberate.  The prospect for recovery and return to a more robust and rewarding performance is illuminated more brightly.  We have come a great distance with yet more to traverse, but we are more confident of our progress.

What transpires over the next quarters will be, as it has been, materially affected by the U. S. and world economy.  Unrest, economic and political, is not good for business.  Government policy, excesses of intrusion, regulation, and debt have dampening consequences.  Domestic politics, monetary and fiscal policy, as well as the psychology, ingenuity and energy of this extraordinary and beloved nation will play immense roles in the economy over the next several years.

It has been a rare privilege and an extraordinary value to our Stakeholders to have the counsel of retiring directors Charles “Tex” Ritter, J. Marlin Ivey, and L. F. “Sandy” Sams, spread over the last four decades.  As these mainstays of their professions, communities, and families depart from the Board of Directors of First M&F and M&F Bank; we express our collective gratitude and best wishes.

We do encourage your attendance at the April 13, 2011 Shareholders’ Meeting to hear our reports and meet and vote for the proposed new members of the Class of 2014:  James D. Frerer, Julie B. Taylor, and Lawrence “Denny’ Terrell, Jr.  Each of whom brings unique skills, experience and perspective to our board. If you cannot attend please vote your proxy for these nominees.

 Hugh S. Potts, Jr.
Chairman and Chief Executive Officer